                               NAVARRE CORPORATION



                                   EXHIBIT 21

                       SUBSIDIARIES OF NAVARRE CORPORATION


      NAME OF SUBSIDIARY        STATE OF INCORPORATION      PERCENT OF OWNERSHIP

        eSplice, Inc. (1)              Minnesota                    100%


(1) In the fourth quarter of fiscal 2001, Navarre management and Board of Directors determined that the Company would not continue to support the further development of eSplice operations.



                                                                              36